Exhibit 10.14

May 14, 2026

Raju Datla

[*]

Re:	Offer of Employment

Dear Raju,

RedCloud Technologies Inc., a wholly owned subsidiary of RedCloud Holdings Plc, with Employer Identification Number [*] (the “Company”), is pleased to extend an offer of employment to you based on the following general terms and conditions:

1.	Position; Duties; Work Location. Your title and position with the Company shall be Chief Financial Officer. You will report to the Chief Executive Officer of the Company or their designee.

As a Company employee, you will be required to devote your full professional time and best efforts to the performance of your duties on behalf of the Company and the Company Entities (as defined herein). You agree not to engage in any other business activity or occupation during your employment without the advance written approval of the Company, including, for the avoidance of doubt, any business activity or occupation that (a) conflicts with the interests of the Company or any of the Company Entities or any of your obligations to the Company or any of the Company Entities, (b) interferes with the performance of your duties for the Company or any of the Company Entities, or (c) interferes with your exercise of judgment in the best interests of the Company and the Company Entities.

During your employment, you agree to comply with the written policies of the Company and the Company Entities as in effect from time to time. Your employment with the Company will be based from your home address above, although you will be required travel and to work out of the Company’s other office locations as requested and necessary for the performance of your duties and responsibilities to the Company.

2.	Compensation.

(a)	Base Salary. Your annual base salary shall be US$425,000.00 (the “Base Salary”). The Base Salary will be subject to applicable taxes and lawful deductions and will be paid in accordance with the Company’s normal payroll practices. The Base Salary may be adjusted at times in the Company’s sole discretion.

(b)	Annual Bonus. For each calendar year ending during your employment, you will be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives, targeted at 100% of the Base Salary paid with respect to such year. The actual amount of any Annual Bonus, if any, shall be determined by the Company in good faith, based on the achievement of individual and Company performance goals, and such other factors as the Company may consider, each as determined by the Company in good faith, and shall be pro-rated for any partial year of employment. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives and no later than March 15 following the year to which the bonus pertains. Notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below) following the end of a calendar year but prior to the payment date for the Annual Bonus in respect of such year, you shall remain entitled to receive such Annual Bonus for that year only, payable when annual bonuses are otherwise paid to senior executives generally unless a period of 12 months has passed since the end of the year to which the bonus applied.

(c)	Equity. You will be granted 400,000 RSU’s per year for 3 years, with the first annual grant of 400,000 RSUs made on or as soon as administratively practicable following your start date and the second and third annual grants of 400,000 RSUs each made on the first and second anniversaries of your start date, respectively, in each case subject to your continued employment through the applicable grant date. Each annual grant shall vest over four (4) years, with twenty-five percent (25%) vesting on the first anniversary of the applicable grant date and the remaining seventy-five percent (75%) vesting in twelve (12) substantially equal quarterly installments thereafter, in each case subject to your continued employment through the applicable vesting date and the terms of the Stock Plan and applicable award agreement (which shall be consistent with this Offer Letter). The Company shall use commercially reasonable efforts to cause the Stock Plan to be adopted, and the first grant to be made, no later than ninety (90) days following your start date. If the Stock Plan has not been adopted by such date, the Company shall provide you with a cash-settled or other economically equivalent arrangement that preserves the intended economic value and vesting schedule of the equity awards described above. Vesting acceleration upon certain terminations of employment and upon a Change in Control is set forth in Section 7 below. The Stock Plan and the applicable award agreement(s) shall be in a form consistent with this Offer Letter, and copies thereof shall be provided to you promptly following adoption.

3.	Benefits. You shall be entitled to participate in any employee benefit and group insurance programs offered to similarly situated Company employees, including health insurance, subject to the eligibility requirements and other terms and conditions of such programs. To the extent health insurance is not offered by the Company, the Company will reimburse you for the reasonable costs of such insurance coverage. During your employment with the Company, the Company shall reimburse you for reasonable travel and other business expenses incurred in the fulfillment of your duties hereunder that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.	At-Will Relationship; Notice Period. Your employment with the Company is at-will, which means that either you or the Company may terminate your relationship at any time and for any reason or for no reason at all, and this at-will relationship can be changed only by a written agreement signed by you and the Company and approved by the Board; provided, however, that if you elect to terminate your employment with the Company for any reason you agree to provide the Company with a minimum of thirty (30) days’ advance written notice of termination (the “Notice Period”). In connection with any termination of your employment by the Company, the Company may elect a Notice Period not to exceed thirty (30) days; provided, however, that (i) in connection with any termination of your employment by the Company without Cause (as defined below), the Notice Period shall be no less than thirty (30) days, which the Company may, at its election, satisfy by paying you an amount equal to thirty (30) days of Base Salary in lieu of such notice, and (ii) the Company’s rights under this Section shall not limit your right to receive the Severance Payments and other benefits described in Section 6 below upon a termination by the Company without Cause or by you for Good Reason. The Company reserves the right, in its sole discretion, to waive the Notice Period in whole and/or to shorten the Notice Period and terminate your employment commensurate with the end date of the shortened Notice Period. During the Notice Period, the Company will continue to pay the Base Salary and continue to provide benefits (if applicable) until the date of termination, and you shall remain an employee of the Company and will work to transition your duties as directed by the Company. For the avoidance of doubt, you will not be eligible to earn or receive any bonuses, incentive compensation, continued vesting of equity, or other rights to payments, compensation or any benefits during or with respect to the Notice Period, other than payment of Base Salary and provision of benefits (if applicable). You may not perform any services for any other entity, company or employer during the Notice Period unless the Company agrees in writing.

5.	Definitions. For purposes of this Offer Letter: (a) “Cause” means: (i) your conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud, or material dishonesty; (ii) your willful misconduct or gross negligence in the performance of your duties that, in either case, results in material harm to the Company; (iii) your willful and material breach of any written agreement between you and the Company or any material written policy of the Company that, to the extent curable, you fail to cure within thirty (30) days after written notice from the Company describing such breach in reasonable detail; (iv) your willful failure to follow the lawful written directions of the Board that, to the extent curable, you fail to cure within thirty (30) days after written notice; or (v) your engagement in fraud, embezzlement, or knowing misappropriation of Company assets. No act or failure to act shall be deemed “willful” if undertaken in good faith and with a reasonable belief that it was in (or not opposed to) the best interests of the Company, including any act or omission undertaken on the advice of counsel or the auditors of the Company. A termination shall not be for Cause unless and until the Board, after providing you with written notice specifying in reasonable detail the basis for such termination and a reasonable opportunity (not less than fifteen (15) days) to be heard before the Board (with counsel of your choice, if you wish), adopts a resolution finding by majority vote of its members (excluding you, if applicable) that grounds for Cause exist. (b) “Good Reason” means the occurrence of any of the following without your written consent: (i) a material reduction in your Base Salary or target Annual Bonus opportunity; (ii) a material diminution in your title, authority, duties, or responsibilities (including, following the Company’s initial public offering or listing of its securities for trading on a national securities exchange or recognized foreign exchange, ceasing to be the principal financial officer of a publicly traded entity, or being required to report to any person other than the Chief Executive Officer or the Board); (iii) a relocation of your primary work location by more than fifty (50) miles from your current location in Upper Saddle River, New Jersey, except for reasonably required business travel; (iv) a material breach by the Company of this Offer Letter, the Indemnification Agreement, or any other written agreement between you and the Company; or (v) the failure by a successor to all or substantially all of the business or assets of the Company to assume the Company’s obligations under this Offer Letter and the Indemnification Agreement. To resign for Good Reason, you must (A) provide written notice to the Company within ninety (90) days of the initial occurrence of the event constituting Good Reason, (B) provide the Company with at least thirty (30) days following such notice to cure such event, and (C) terminate employment within sixty (60) days following the end of such cure period if the event has not been cured. (c) “Change in Control” has the meaning set forth in the Stock Plan; provided that, if the Stock Plan does not define such term, it shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the beneficial owner, directly or indirectly, of securities of the Company (or its ultimate parent) representing more than fifty percent (50%) of the combined voting power of such entity’s then-outstanding securities (other than in connection with the Company’s initial public offering); (ii) a merger, consolidation, business combination, or similar transaction following which the holders of the Company’s voting securities immediately prior to the transaction hold less than fifty percent (50%) of the combined voting power of the surviving entity (or its ultimate parent); or (iii) a sale, transfer, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries.

6.	Severance. In the event your employment is terminated by the Company without Cause or by you for Good Reason (in either case, a “Qualifying Termination”), and subject to your timely execution and non-revocation of a separation agreement containing a customary general release of claims in favor of the Company and the Company Entities (the “Release”) within sixty (60) days following the date of termination and your continued compliance in all material respects with your obligations under the Confidentiality and Intellectual Property Assignment Agreement and any other restrictive covenants applicable to you, you shall be entitled to receive, in addition to the Accrued Obligations: (a) severance pay equal to twelve (12) months of your then-current Base Salary, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the twelve (12) month period following the date of termination (the “Severance Period”); (b) a cash payment equal to your target Annual Bonus for the year of termination, pro-rated based on the number of days you were employed during such year, payable in a lump sum on the date that bonuses are paid to senior executives generally for such year (but in no event later than March 15 of the year following the year of termination); (c) any earned but unpaid Annual Bonus in respect of any calendar year ending prior to the date of termination, payable at the same time bonuses are paid to senior executives generally for such year; (d) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement by the Company for the monthly COBRA premium paid by you for you and your eligible dependents for a period of twelve (12) months following the date of termination, or, if earlier, the date on which you become eligible for coverage under a subsequent employer’s group health plan (collectively with the foregoing clauses (a) through (c), the “Severance Payments”); and (e) twelve (12) months of additional vesting credit (or, if greater, the vesting acceleration provided in Section 7) under each then-outstanding equity award held by you, with the affected portion of any such award treated as fully vested as of the date of termination. “Accrued Obligations” means: (i) any earned but unpaid Base Salary through the date of termination; (ii) accrued but unused paid time off in accordance with Company policy and applicable law; (iii) reimbursement for any unreimbursed business expenses properly incurred prior to the date of termination; and (iv) all vested benefits to which you are entitled under any benefit plan or program of the Company in accordance with the terms of such plan or program, in each case which shall be paid regardless of the reason for termination of your employment. The Severance Payments shall commence on the first regular payroll date following the date the Release becomes effective and irrevocable; provided that if the time period for the Release becoming effective and irrevocable spans two calendar years, the Severance Payments shall in any event commence in the later calendar year to the extent required to comply with Section 409A of the Code.

7.	Change in Control Acceleration. Notwithstanding anything to the contrary in the Stock Plan, any equity award agreement, or this Offer Letter: (a) upon a Change in Control, each then-outstanding equity award held by you shall, to the extent not already vested, continue to vest in accordance with its original schedule and shall be assumed, substituted, or replaced by the acquiring or successor entity on terms preserving the intended economic value of such award; (b) if, within the twelve (12) month period following a Change in Control, your employment is terminated by the Company without Cause or by you for Good Reason, then one hundred percent (100%) of your then-outstanding equity awards (including any awards assumed, substituted, or replaced in connection with the Change in Control) shall, effective as of the date of such termination, become fully vested (and, in the case of stock options or similar awards, immediately exercisable); and (c) if any then-outstanding equity award is not assumed, substituted, or replaced in connection with a Change in Control on substantially equivalent terms, such award shall instead become fully vested immediately prior to, and contingent upon, the effective time of the Change in Control. For the avoidance of doubt, the acceleration provided in this Section is in lieu of, and not in addition to, the twelve (12) months of additional vesting credit provided under Section 6(e).

8.	Paid Time Off. You shall be entitled to twenty-five (25) days annual paid leave, pro-rated for 2026 based on your start date with the Company, as well as US or UK bank holidays as determined by the Company. Accrual and use of paid leave shall be governed by the Company paid leave policies in effect from time to time, and applicable law.

9.	No Inconsistent Obligations. You represent that there are no obligations, legal or otherwise, that conflict with or prevent or restrict your employment with, or the performance of your duties and obligations to, the Company, and that your employment with the Company shall not result in any breach or violation of any existing and enforceable obligation, commitment or agreement to which you are subject. You agree that you will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of other. You represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

10.	Cooperation. During your employment with the Company and thereafter, you agree to cooperate with the Company in a thorough and timely manner (including by providing truthful, accurate, and comprehensive information) in connection with any inquiry or investigation and/or the prosecution and/or defense of any claim in which the Company may have an interest, or any investigation or audit, which may include, without limitation, making yourself available to participate in any proceeding or inquiry or investigation involving the Company, its parents, subsidiaries, affiliates or related entities (collectively, the “Company Entities”), allowing yourself to be interviewed by representatives of the Company Entities and participating as requested in interviews and/or preparation by any of the Company Entities of other witnesses, provided that, following the termination of your employment, the Company shall make reasonable efforts to schedule your cooperation so as to not unreasonably interfere with your personal commitments or subsequent employment. The Company shall reimburse you for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and travel expenses) actually incurred by you in connection with such cooperation, with payment to be made within thirty (30) days following submission of reasonable documentation. Following the termination of your employment, the Company shall also pay you a reasonable per diem, at a rate of no less than your final Base Salary divided by two hundred fifty (260), for each day on which the Company requires more than two (2) hours of your cooperation. Nothing in this Section shall require you to waive or compromise any privilege available to you, to take any action that you reasonably believe is unlawful or violates your fiduciary duties, or to provide testimony or information that is untruthful or misleading; and nothing herein limits your right to communicate directly with, respond to inquiries from, or provide testimony or documents in response to a valid subpoena or other legal process issued by, any governmental or regulatory authority, including the Securities and Exchange Commission.

11.	Restrictive Covenants and IP Assignment. This offer of employment is contingent upon your execution of the Company’s Confidentiality and Intellectual Property Assignment Agreement provided to you contemporaneously herewith.

12.	Set-Off. The Company’s obligation to pay you the amounts provided hereunder and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by you to the Company or any of the Company Entities, subject to applicable law; provided, however, that no set-off, counterclaim, or recoupment shall be applied (i) against the Severance Payments, the Accrued Obligations, or any amounts that are deferred compensation subject to Section 409A of the Code (except to the extent permitted by, and made in compliance with, Section 409A), or (ii) in respect of any disputed amount that has not been finally determined to be owed by you (whether by your written agreement or by a final, non-appealable judgment of a court of competent jurisdiction).

13.

409A. This Offer Letter (including all Annexes hereto) is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code and the interpretative guidance thereunder or be exempt therefrom, including the exceptions for short-term deferrals and separation pay arrangements. This Offer Letter shall be construed and interpreted in accordance with such intent. In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code, and any termination of employment under this Offer Letter shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision) for purposes of any amounts considered deferred compensation subject to Section 409A of the Code. To the extent any reimbursements or in-kind benefit payments under this Offer Letter are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv) (or any similar or successor provisions). You and the Company agree to make such other amendments to this Offer Letter as are necessary to comply with the requirements of Section 409A of the Code if Section 409A is applicable to this Offer Letter retaining, to the maximum extent possible, the original economic intent of the parties.

14.	Indemnification. In recognition of your role as Chief Financial Officer of the Company and the personal liability you may face as a result of your service to the Company and any of the Company Entities (including in connection with the Company’s Annual Report on Form 20-F and the certifications you will be required to provide pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14 under the Securities Exchange Act of 1934), the Company shall indemnify and hold you harmless to the fullest extent permitted by applicable law and the Company’s certificate of incorporation and bylaws (and the comparable governing documents of any Company Entity in which you serve as an officer or director), and shall advance to you all expenses (including reasonable attorneys’ fees) incurred in connection with any threatened, pending, or completed action, suit, investigation, or proceeding to which you are a party or are threatened to be made a party by reason of the fact that you are or were an officer, director, employee, agent, or fiduciary of the Company or any Company Entity, or by reason of any action taken or omitted by you in any such capacity, in each case on the terms set forth in a separate Indemnification Agreement to be entered into between you and the Company concurrently with the execution of this Offer Letter (the “Indemnification Agreement”). Execution and delivery of the Indemnification Agreement by the Company is a condition to your acceptance of employment hereunder. The Company’s obligations under this Section and the Indemnification Agreement shall survive the termination of your employment for any reason and shall continue for so long as you may be subject to any proceeding by reason of your service to the Company or any Company Entity, including without limitation any proceeding relating to financial statements, disclosures, certifications, or other public filings made during your tenure as Chief Financial Officer. The form of the Indemnification Agreement is attached hereto as Exhibit A.

15.	Retroactive Protection. The Company acknowledges that Executive has served as Chief Financial Officer and principal financial officer prior to the execution of this Offer Letter. All indemnification, advancement, D&O insurance, reliance, cooperation, severance, and other protective provisions of this Offer Letter and the Indemnification Agreement shall apply retroactively to all actions taken or omitted by Executive in good faith in connection with his service to the Company or any Company Entity, including any work relating to audits, financial statements, SEC filings, financing transactions, disclosure controls, internal controls, public disclosures, and certifications, from and after March 10, 2026, or such earlier date on which Executive began providing CFO level services.

16.	Directors and Officers Insurance. During your employment with the Company and for a period of at least six (6) years following the termination of your employment for any reason, the Company shall maintain directors’ and officers’ liability insurance providing coverage for you on terms no less favorable than the coverage provided to any other officer or director of the Company, and on customary terms for similarly situated publicly traded companies (including with respect to coverage limits, scope of covered claims (including securities and SEC-related claims), Side A coverage, and prior acts coverage). In the event of a Change in Control or other transaction following which the Company ceases to maintain such insurance, the Company shall purchase a six (6) year “tail” or “run-off” policy providing coverage substantially equivalent to the coverage in effect immediately prior to such transaction.

17.	Cooperation in SEC Filings and Certifications; Reliance. In recognition of your responsibilities as the principal financial officer of the Company, the Company shall: (a) provide you with full and timely access to all books, records, work papers, personnel, advisors (including external auditors and legal counsel), and other information you reasonably request in order to enable you to (i) execute the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14 under the Securities Exchange Act of 1934 (and any equivalent certifications under applicable foreign securities laws or stock exchange rules), (ii) discharge your duties under applicable internal control over financial reporting and disclosure controls and procedures requirements, and (iii) otherwise comply with all applicable securities, accounting, and tax laws and regulations; and (b) maintain, at the Company’s expense, the engagement of, and your access to, qualified internal and external auditors, legal counsel, and tax advisors. You shall be entitled to rely in good faith on (x) information, advice, opinions, or reports of internal or external counsel, independent registered public accountants, and other professional advisors selected with reasonable care, and (y) representations and certifications from other officers, employees, and consultants of the Company, in each case in performing your duties and in connection with any certifications, attestations, sub-certifications, or other public filings. Any such good-faith reliance, and any good-faith actions taken on the basis thereof, shall be deemed to have been taken in the best interests of the Company for purposes of this Offer Letter, the Indemnification Agreement, and the determination of whether Cause exists. The Company shall not require you to certify, attest to, or sign any public filing, financial statement, or representation as to which you have raised a good-faith, unresolved concern, and no failure or refusal by you to sign any such certification or attestation in such circumstances shall constitute Cause or a breach of your duties hereunder.

18.	Clawback. You agree that any incentive-based compensation paid to you by the Company shall be subject to recovery (“clawback”) by the Company to the extent (and only to the extent) required under (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 under the Securities Exchange Act of 1934, and any applicable listing standards of any national securities exchange or recognized foreign exchange on which the Company’s securities are listed; (b) Section 304 of the Sarbanes-Oxley Act of 2002; and (c) any other applicable statute or regulation that mandates the recovery of incentive-based compensation from executive officers (collectively, the “Mandatory Clawback Laws”). Any clawback policy adopted by the Company shall apply to you only to the extent it implements the Mandatory Clawback Laws and shall not be expanded, retroactively applied, or otherwise enforced against you in any manner inconsistent with the Mandatory Clawback Laws. For the avoidance of doubt, the Severance Payments and other amounts payable upon a Qualifying Termination, the Base Salary, and the Accrued Obligations are not, and shall not be deemed to be, incentive-based compensation subject to clawback.

19.	Section 280G. In the event that any payment or benefit received or to be received by you pursuant to this Offer Letter or otherwise (collectively, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either (A) provided to you in full, or (B) reduced to the largest portion of the Payments (the “Reduced Amount”) that would not be subject to the Excise Tax, whichever of clauses (A) or (B), taking into account all applicable federal, state, local, and foreign income, employment, and excise taxes, results in your receipt of the greater amount on an after-tax basis. Any reduction shall be made in the following order: (1) reduction of cash payments not subject to Section 409A of the Code; (2) reduction of cash payments subject to Section 409A of the Code; (3) cancellation of equity-based awards that are vested but are scheduled to be accelerated; and (4) reduction of other benefits, in each case beginning with the payment or benefit having the highest ratio of parachute payment value to actual present economic value. The Company shall engage, at its expense, a nationally recognized accounting firm or tax counsel mutually acceptable to you and the Company to perform the calculations required under this Section, and such firm’s determinations shall be binding on you and the Company absent manifest error.

20.	Entire Agreement. You understand and agree that the terms and conditions in this offer letter and the accompanying Confidentiality and Intellectual Property Assignment Agreement and the Indemnification Agreement embody the entire agreement and understanding between you and the Company and supersede and replace all prior conflicting or inconsistent agreements, consents and understandings relating to your employment. You acknowledge and agree that there is no oral or other agreement between you and the Company that has not been incorporated herein.

21.	Governing Law; Exclusive Venue. This offer letter will be governed by and construed in accordance with the laws of the State of New York without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction. The exclusive venue for any dispute arising out of this offer letter or your employment with the Company shall be any state or federal court of competent jurisdiction in New York, NY.

This offer is contingent upon your ability to provide proof of identity and continuing work authorization in the United States, as required by law, and your satisfactory completion of the background check process as determined in the Company’s sole discretion.

Yours sincerely, RedCloud Technologies Inc.

By:	/s/ Justin Floyd
Name:	Justin Floyd
Title:	Chief Executive Officer

Agreed and Accepted:

/s/ Raju Datla
Raju Datla

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